Exhibit 10.2

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “First Amendment”) is made as of May 1, 2004 (the “Effective Date”) by and between HUB PROPERTIES LLC, a Massachusetts limited liability company (“Lessor”), and TIPPINGPOINT TECHNOLOGIES, INC., a Delaware corporation (“Lessee”).

WHEREAS, SV Bull Creek Limited Partnership, a Texas limited partnership (“Original Lessor”) and Netpliance, Inc., a Delaware corporation (“Original Lessee”) entered into that certain Office Lease, dated February 16, 2000 (the “Lease”), for certain space containing 43,713 rentable square feet in the building known as the Reserve at Bull Creek, Building B (the “Building”) and located at 7501 Capitol of Texas Highway, Austin, Texas, as more particularly described in the Lease (the “Leased Premises”); and

WHEREAS, Lessor succeeded to the interest of Original Lessor under the Lease; and

WHEREAS, Lessee succeeded to the interest of Original Lessee under the Lease; and

WHEREAS, Lessor and Lessee desire to amend the Lease as set forth herein;

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Lease.

2. As of the Effective Date, the first sentence of Section 2.1 of the Lease is hereby amended and restated in its entirety to read as follows: “This Lease Agreement shall continue in full force for a period beginning on the Commencement Date (as hereinafter defined) and ending on April 30, 2010 (the “Term”).”

3. For the period from Effective Date through the end of the Term, the Base Rent schedule in Section 2.2 of the Lease shall be amended and restated in its entirety to read as follows:

LEASE PERIOD	ANNUAL BASE RENTAL RATE PER RENTABLE SQUARE FOOT	ANNUAL BASE RENT AMOUNT	MONTHLY BASE RENT AMOUNT
5/1/04-4/30/05	$9.00	$393,417.00	$32,784.75
5/1/05-4/30/06	$9.50	$415,273.50	$34,606.12
5/1/06-4/30/07	$10.00	$437,130.00	$36,427.50
5/1/07-4/30/08	$10.50	$458,986.50	$38,248.87
5/1/08-4/30/09	$11.00	$480,843.00	$40,070.25
5/1/09-4/30/10	$11.50	$502,699.50	$41,891.62

4. As of the Effective Date, Section 2.3 of the Lease shall be amended as follows:

(i)	Section 2.3(a) shall be deleted;

(ii)	Section 2.3(b) shall be amended and restated in its entirety to read as follows:

“Lessee’s Share of Operating Expenses. Lessee shall pay Lessee’s Share (defined below) of Operating Expenses for each year during the Term. Lessee’s Share of Operating Expenses shall be considered a part of the Additional Rent and paid as provided in this Section 2.3.”;

(iii)	Section 2.3(c)(i) shall be amended and restated in its entirety to read as follows:

“‘Lessee’s Share’ shall mean (a) that percentage equal to the rentable square footage of the Building divided by the rentable square footage of the Project, with respect to Operating Expenses allocated on a Project basis and (b) 100%, with respect to Operating Expenses related solely to the Building.”

(iv) The last sentence of Section 2.3(c)(iii) shall be amended and restated in its entirety to read as follows:

“No portion of the Building shall be considered part of the “Common Areas” for the Project; however, Lessee shall only be responsible to pay Lessee’s Share with respect to any component of Operating Expenses which is allocated only on a Project basis, such as ad valorem taxes.”; and

(v) Each occurrence of the word “Excess” in Section 2.3(e) shall be deleted.

5. Tenant shall accept the Leased Premises for the extended Term in its “as is” condition, without warranty, express or implied, and, except as set forth in this paragraph, Landlord shall have no obligation to construct improvements or alterations in the Leased

Premises or provide any allowances therefor. Landlord shall provide an allowance (the “Tenant Allowance”) for the Tenant’s improvements (the “Tenant Improvements”) in connection with the Leased Premises including, but not limited to, those reasonable costs and expenses associated with the preparation of architectural and mechanical plans, consulting fees, costs of equipment and other design or construction related fees and expenses relating to such Tenant Improvements, in an amount up to $284,135 ($6.50 per rentable square foot within the Leased Premises), provided that Tenant must use (or forfeit) the Tenant Allowance by January 1, 2006. Lessor acknowledges and agrees that it shall not be entitled to any construction management fee pursuant to the Construction Agreement attached as Exhibit E to the Lease, or any other similar fee pursuant to the Lease, or otherwise, relating to the Tenant Improvements.

6. As of the Effective Date, Section 3.1 of the Lease shall be amended and restated in its entirety to read as follows:

“Security Deposit. Upon execution of the First Amendment, Lessee shall deliver to Lessor an irrevocable, unconditional letter of credit in the amount of $657,444.00 issued by a national bank having a branch office in Austin, Texas reasonably acceptable to Lessor in form and substance reasonably satisfactory to Lessor (the “Initial Letter of Credit”). The form of letter of credit shall also be subject to the reasonable approval of Lessee’s lender. The Initial Letter of Credit, and any Replacement Letter of Credit (defined below) (i) shall have a term which shall extend until at least thirty (30) days after the expiration of the Term, (ii) be payable at sight upon presentment of a sight draft accompanied by a certificate of Lessor stating either that Lessee is in default under this Lease or that Lessor is otherwise permitted to draw upon such Letter of Credit under the express terms of this Lease, and (iii) permit multiple draws. If (x) Lessee desires to change the issuing bank with respect to the Initial Letter of Credit or, if applicable, any Replacement Letter of Credit, or (y) within ten (10) days following written notice by Lessor to Lessee that, in the reasonable judgment of Lessor, the bank issuing the Initial Letter of Credit or any Replacement Letter of Credit, is or may become no longer able to honor the obligations in such Letter of Credit, or (z) such bank delivers written notice to Lessor that it is not willing to renew the applicable Letter of Credit, Lessee shall deliver to Lessor, at least thirty (30) days prior to the expiration of the applicable Letter of Credit, a replacement letter of credit in the amount of $657,444.00 (each, a “Replacement Letter of Credit”) issued by a national bank having a branch office in Austin, Texas reasonably acceptable to Lessor in form and substance similar to the Initial Letter of Credit. The Initial Letter of Credit and each Replacement Letter of Credit are sometimes collectively and individually referred to herein as “Letter of Credit.” If Lessee fails to deliver a Replacement Letter of Credit as required hereunder, Lessor shall have the right to require payment of the entire amount under the Letter of Credit, and hold the proceeds thereof as a cash Security Deposit hereunder.

Lessee agrees that upon any non-monetary default by Lessee under the terms and provisions of the Lease, which default remains uncured thirty (30) days after Lessor gives Lessee written notice of such default, Lessor shall have the right to receive payment of the entire amount under the Letter of Credit, and such amounts received by Lessor shall be held by Lessor as a cash Security Deposit. The Letter of Credit and any cash Security Deposit shall be held by Lessor as security for the faithful performance of all the terms of this Lease to be observed and performed by Lessee. Neither the Letter of Credit nor any cash Security Deposit shall be mortgaged, assigned, transferred or encumbered by Lessee and any such act on the part of Lessee shall be without force and effect and shall not be binding upon Lessor. Lessee shall cause the Letter of Credit or any cash Security Deposit to be maintained for the time period required hereunder in the amount set forth in this Section 3.1.

If Base Rent or Additional Rent payable hereunder shall be overdue and unpaid or should Lessor make any payment on behalf of the Lessee, or Lessee shall fail to perform any of the terms of this Lease, then Lessor may, at its option and without notice or prejudice to any other remedy which Lessor may have on account thereof, (i) if Lessor then holds a Letter of Credit (and not a cash Security Deposit), require payment of the entire amount under the Letter of Credit and such amounts paid to Lessor shall be held by Lessor as a cash Security Deposit hereunder; or (ii) if Lessor then holds a cash Security Deposit, appropriate and apply the entire Security Deposit or so much thereof as may be necessary to compensate Lessor toward the payment of Base Rent, Additional Rent or other sums or loss or damage sustained by Lessor due to such breach by Lessee. Within ten (10) days after written request by Lessor, Lessee shall restore the cash Security Deposit to the amount stated above, or in lieu thereof, provide a new Letter of Credit in accordance with the first paragraph of this Section 3.1. Notwithstanding the foregoing, upon the proper application by Lessor of all or any portion of the cash Security Deposit (with or without notice thereof to Lessee) to compensate Lessor for a failure by Lessee to pay any Base Rent or Additional Rent when due or to perform any other obligation hereunder, and until Lessee shall have restored the cash Security Deposit to the amount required by this Section 3.1 or shall have provided a new Letter of Credit in accordance with the first paragraph of this Section 3.1, Lessee shall be deemed to be in default in the payment of Additional Rent for purposes of Section 23.1(a) hereof. So long as Lessee shall not be in default of its obligations under this Lease, Lessor shall return the cash Security Deposit, or so much thereof as shall have not theretofore been applied in accordance with the terms of this Section 3.1, or the Letter of Credit, as the case may be, to Lessee promptly following the expiration or earlier termination of the Term of this Lease and the surrender of possession of the Leased Premises by Lessee to Lessor in accordance with the terms of this Lease. While Lessor holds any cash Security Deposit, Lessor shall have no obligation to pay interest on the same and shall have the right to commingle the same with Lessor’s other funds. If Lessor conveys Lessor’s interest under this Lease, (i) any cash Security Deposit, or any part thereof not previously applied, shall be turned over by Lessor to Lessor’s transferee and (ii) any Letter of Credit shall be turned over by Lessor to Lessor’s transferee to the extent such Letter of Credit is assignable, and if such Letter of Credit is not assignable, Lessee shall upon ten (10) days’ prior written request, cause a Replacement Letter of Credit to be issued in the name of Lessor’s transferee, and Lessee shall look solely to such transferee for proper application of any cash Security Deposit and any Letter of Credit in accordance with the terms of this Section 3.1 and the return thereof in accordance herewith. Lessor or Lessor’s transferee shall pay any reasonable fees associated with the assignment of any Letter of Credit, or issuance of a Replacement Letter of Credit, to Lessor’s transferee, such fees not to exceed $1,500.00, and Lessee shall be responsible for any such fees in excess of $1,500.00. The holder of a mortgage on the Property shall not be responsible to Lessee for the return or application of the Security Deposit, whether or not it succeeds to the position of Lessor hereunder, unless such holder actually receives the Security Deposit.”

7. As of the Effective Date, the following text shall be added to the end of Section 5.3:

“Notwithstanding anything herein to the contrary, Lessee may, upon prior notice to Lessor, elect to enter into a contract for janitorial services directly with a provider of such services. In such event, Lessor agrees to reduce the Operating Expenses with respect to such janitorial services as appropriate.”

8. As of the Effective Date, the phrase “Operating Expense Stop” in the fourth sentence of Section 5.5 shall be replaced with the phrase “Operating Expenses.”

9. As of the Effective Date, the last sentence of Section 8.1(a) shall be amended and restated in its entirety to read as follows: “The foregoing indemnity shall survive the expiration or earlier termination of this Lease for a period of three years.”

10. As of the Effective Date, Section 15.1 of the Lease shall be amended by deleting Landlord’s and Tenant’s notice addresses in their entirety and inserting the following in place thereof:

If to Lessor:

HUB Properties LLC
c/o REIT Management & Research LLC
400 Centre Street
Newton, MA 02458
Attn: Jennifer B. Clark

With a copy to:	c/o REIT Management & Research LLC
800 W. 34th Street
Suite 220
Austin, TX 78705
Attn: Area Manager

If to Lessee:

TippingPoint Technologies, Inc.
Reserve at Bull Creek, Building B
7501 Capitol of Texas Highway
Austin, TX 78731
Attn: Chief Financial Officer

With a copy to:	TippingPoint Technologies, Inc.
Reserve at Bull Creek, Building B
7501 Capitol of Texas Highway
Austin, TX 78731
Attn: General Counsel

11. As of the Effective Date, Section 19.1 shall be amended and restated in its entirety to read as follows:

“Lessor’s Lien. As of May 1, 2004, in consideration of Lessee entering into the First Amendment to Lease with Lessee, Lessor forever waives and expressly releases any contractual or statutory landlord’s lien, including, without limitation, landlord’s lien provided in Section 54.021 of the Texas Property Code, that the Lessor may now or at any time may have upon the personal property of Lessee at the Leased Premises, except any of such personal property purchased using the Tenant Allowance.”

12. As of the Effective Date, Exhibits C and F (and all references in the Lease thereto) shall be deleted from the Lease in their entirety.

13. Tenant warrants and represents that it has dealt with no broker, other than Staubach Company, in connection with the consummation of this First Amendment, and in the event of any brokerage claims or liens, against Landlord or the Building predicated upon or arising out of prior dealings with Tenant other than of Staubach Company, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien.

14. As amended hereby, the Lease is hereby ratified and confirmed.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have hereto executed this First Amendment as of the date first appearing above.

LANDLORD:

HUB PROPERTIES LLC

By:	MA PO, LLC, Manager

	By:	/s/ JENNIFER B. CLARK
Jennifer B. Clark
Vice President

TENANT:

TIPPINGPOINT TECHNOLOGIES, INC.

By:	/s/ ADAM CHIBIB
Name:	Adam Chibib
Title:	Chief Financial Officer

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